As filed with the Securities and Exchange Commission on October 15, 2018

Registration No. 333-210972

Registration No. 333-210971

Registration No. 333-210970

Registration No. 333-210969

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-210972

FORM S-8 REGISTRATION STATEMENT NO. 333-210971

FORM S-8 REGISTRATION STATEMENT NO. 333-210970

FORM S-8 REGISTRATION STATEMENT NO. 333-210969

Under

The Securities Act of 1933

PINNACLE ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-4668380
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3980 Howard Hughes Parkway Las Vegas, Nevada 89169
(Address, including zip code, of registrant’s principal executive offices)

Pinnacle Entertainment, Inc. 401(k) Investment Plan

Pinnacle Entertainment, Inc. Executive Deferred Compensation Plan

Pinnacle Entertainment, Inc. Directors Deferred Compensation Plan

Pinnacle Entertainment, Inc. 2016 Equity and Performance Incentive Plan

(Full titles of the plans)

Elliot D. Hoops, Esq.

Pinnacle Entertainment, Inc.

3980 Howard Hughes Parkway

Las Vegas, Nevada 89169

(Name and address of agent for service)

(702) 541-7777

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filter, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment is being filed to deregister the Common Stock (as defined below) and the Deferred Compensation Obligations (as defined below) previously registered under the following Registration Statements, as applicable, of Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), on Form S-8 (collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”), together with any and all plan interests and other securities registered thereunder:

•

Registration Statement No. 333-210972, originally filed with the SEC on April 28, 2016, registering 1,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) under the Pinnacle Entertainment, Inc. 401(k) Investment Plan;

•

Registration Statement No. 333-210971, originally filed with the SEC on April 28, 2016, registering an aggregate amount of $15,000,000 of executive deferred compensation obligations of the Company (the “Deferred Compensation Obligations”) under the Pinnacle Entertainment, Inc. Executive Deferred Compensation Plan;

•

Registration Statement No. 333-210970, originally filed with the SEC on April 28, 2016, registering 2,000,000 shares of the Common Stock under the Pinnacle Entertainment, Inc. Directors Deferred Compensation Plan; and

•

Registration Statement No. 333-210969, originally filed with the SEC on April 28, 2016, registering 18,000,000 shares of the Common Stock under the Pinnacle Entertainment, Inc. 2016 Equity and Performance Incentive Plan.

On October 15, 2018, pursuant to the Agreement and Plan of Merger, dated as of December 17, 2017 (the “Merger Agreement”) by and among the Company, Penn National Gaming, Inc., a Pennsylvania corporation (the “Parent”) and Franchise Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Parent (the “Merger Sub”), the Merger Sub was merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of the Parent (the “Merger”). Following the consummation of the Merger, the Company became a subsidiary of the Parent.

As a result of the completion of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, the Company hereby removes and withdraws from registration all of such securities registered but unsold under the Registration Statements, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on October 15, 2018.

PINNACLE ENTERTAINMENT, INC.

By:	/s/ Elliot D. Hoops
Name: Elliot D. Hoops
Title: Vice President and Legal Counsel

No other person is required to sign the Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933.